Exhibit 99.1

DALLAS, TEXAS July 24, 2009—CornerWorld Corporation [OTCBB: CWRL] CEO Scott Beck issued a letter to shareholders today, providing an update on the company’s progress. The letter reads as follows:

Dear CornerWorld shareholders:

The summer months are typically the low point in production for many companies. That has not been the case for CornerWorld Corporation. June was an exciting month for our company, with many projects in progress that could lead to strong fall prospects as well. Here are just a few of our activities:

Government Contracts and Grants:

After much work and deliberation, our GSA contracts have been successfully novated to our wholly owned subsidiary, Enversa Companies LLC. Our GSA contracts run from November 1, 2008 through October 31, 2013, and we will now be able to provide web based marketing and advertising services to Federal agencies. We have two contracts under which we can work: Advertising Services and Web Based Marketing Services~~.~~

T² Communications LLC has also been investigating opportunities to receive federal funding for rural broadband deployment. Applications are now being accepted for grants and loans from both the Department of Agriculture’s Rural Utilities Service Broadband Initiatives Program and the Department of Commerce’s National Telecommunications and Information Administration Broadband Technology Opportunities Program. These programs have the potential to help T² Communications LLC expand its fiber optic footprint in southwestern Michigan and service rural communities south of its headquarters. Our wholly owned subsidiary, Woodland Holdings Corp., expects to complete its acquisition of T² Communications LLC in the near future.

Social Site Becomes SocialUr.com:

The launch of SocialUr.com, the social networking site formerly housed at CornerWorld.com, nears completion. The move was made to enable the CornerWorld domain to serve as our corporate website. The new site will mirror the previous social site, which allowed users to manage, promote and distribute their own creations. It will also provide access to more than 5 million music tracks and deliver broadcast-quality live video.

RANGER Wireless Solutions Data Reports:

Since May 2009, RANGER Wireless Solutions® has published a monthly Data Report. The document, which contains call volume summaries and highlights key data points for 611 Roaming Service®, is distributed to all RANGER® customer contacts. It is also available as a reference to media outlets that focus on call centers and customer service.

Not only does the report allow RANGER® an opportunity to connect with its customers on a monthly basis, it also provides a platform for the company to highlight it knowledge and experience in their product. Additionally, it serves as a selling tool to potential carriers not currently participating in 611 Roaming Service®.

It is the company’s intent to provide these monthly updates to shareholders and all other interested parties as a way to share our excitement about the work that is happening at CornerWorld. Thank you for your continued support of CornerWorld and we look forward to sharing more with you next month.

Sincerely,

Scott Beck

CEO